Agreement

      This Agreement is entered into this 28th day of February, 2001, by and between Airport Systems International, Inc. ("Corporation") and Ken Pierson ("Employee").

      WHEREAS, Corporation and Employee have entered into an Employment Arrangement to which Employee is entitled to a specified salary for services rendered on behalf of Corporation; and

      WHEREAS, in lieu of cash compensation payable to Employee pursuant to said Employment Arrangement, the parties desire that Employee shall receive a specified number of shares of Corporation's common stock, $.01 par value ("Common Stock"), as hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

      1. As soon as administratively practicable following the date hereof, Corporation shall issue for the benefit of Employee 16,667 shares of Common Stock. The parties agree that the issuance of such shares shall be a substitute for the first $25,000.00 of salary otherwise payable (after all applicable withholding and other payroll deductions) to Employee for services rendered on and after February 11, 2001. In the event Employee's employment with Corporation is terminated prior to the date Employee has completed the services giving rise to the payment hereunder, Employee agrees that he shall repay to Corporation an amount, in cash or shares of Common Stock, equal to the difference between $25,000.00 and Employee's net salary for the period commencing February 11, 2001 and ending on his date of termination.

      2. Employee acknowledges that Corporation will withhold all applicable employment tax and other withholding obligations imposed in connection with the issuance of Common Stock hereunder, and Employee authorizes Corporation or its affiliates to make any withholding for taxes which Corporation or such affiliates deems necessary or proper in connection therewith.

      4. The rights and obligations of Corporation under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Corporation. Employee may not assign any of her rights or delegate any of his duties or obligations under this Agreement without Corporation's express written consent.

      5. In the event any term or provision hereof shall be determined by a court of competent jurisdiction or arbitrator to be unenforceable, the remainder hereof shall survive and the unenforceable provision shall be reformed to form an enforceable provision consistent with the intent of the parties as evidenced in this Agreement.

      6. This Agreement and all disputes arising hereunder shall be subject to, governed by and construed in accordance with the laws of the State of Kansas.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                    Airport Systems International, Inc.
                                    ("Corporation")



                                    By:___________________________


                                   "Employee"


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